Exhibit 23.3

Consent of Ogier

We hereby consent to the filing of our opinion dated March 10, 2021 as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”, "Risk Factors", "Shareholders' Suits" and "Enforcement of Civil Liabilities".

/s/ Ogier
Ogier

Hong Kong

March 22, 2021